EXHIBIT 4.4
Execution Copy
RIGHT MEDIA INC.
STOCK OPTION AGREEMENT
     THIS AGREEMENT made as of March 1, 2005, by and between Right Media Inc., a Delaware corporation (the “Company”), and Brian O’Kelley (“O’Kelley”).
WITNESSETH:
     WHEREAS, the Board has authorized the grant to O’Kelley of this option to acquire Stock in the Company, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein, the Company and O’Kelley hereby agree as follows:
     1. Definitions.
     “Board” shall mean the Board of Directors of the Company.
     “Cause” shall mean repeated failure to properly perform assigned duties (after written notice of at least one such failure had previously been communicated to the Grantee by the Company), gross negligence, commission of a felony or any act materially injurious to the Company involving dishonesty or breach of any duty of confidentiality or loyalty.
     “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):
     (a) Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an affiliate of the Company or an employee benefit plan of the Company or such affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
     (b) The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of common stock of the Company immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination as immediately before;
     (c) The closing of the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an affiliate of the Company;
     (d) The persons who were members of the Board immediately before a tender offer by any Person other than the Company, or before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions; or
     (e) Any other event which shall be deemed by a majority of the members of the Board to constitute a “Change of Control.”
     “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
     “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, all as described in Section 22(e)(3) of the Code.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” shall mean on any date, (i) if the Stock is not listed on a national securities exchange or quoted on NASDAQ, the fair market value of the Stock on that date as determined by the Board, or (ii) if the Stock is listed on a national securities exchange or is quoted on NASDAQ, the closing price reported on the composite tape for issues listed on such exchange on such date, or the closing price or the average of the closing dealer “bid” and “asked” prices for the Stock as quoted on NASDAQ, or if no trades shall have been reported for such date, on the next preceding date on which there were such trades reported; provided, however, that if no quotations shall have been made within the 10 business days immediately preceding such date, Fair Market Value shall be determined by the Board.
     “Family Member” shall mean, with respect to O’Kelley, any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing O’Kelley’s household (other than a tenant of O’Kelley), a trust in which such persons have more than 50% of the beneficial interest, a foundation in which such persons (or O’Kelley) control the management of assets and any other entity in which such persons (or O’Kelley) own more than 50% of the voting interests.
     “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities Exchange Commission under Section 16, or any successor rule.
     “Section 16” shall mean Section 16 of the Exchange Act or any successor statute.
     “Shares” shall mean shares of Stock.
     “Stock” shall mean authorized but unissued shares of the Common Stock of the Company, par value $0.01 per share, or reacquired shares of the Company’s Common Stock.
     2. Grant of Option. The Company hereby grants to O’Kelley an option to purchase Nine Hundred and Six (906) shares of the Company’s Stock for an exercise price per Share equal to $297.06 (the “Option”). This is not an incentive stock option within the meaning of Section 422 of the Code.

     3. Option Terms. O’Kelley may exercise all or any part of the Option by no later than the day prior to the tenth anniversary of the date of this Agreement (the “Option Period”).
     4. Exercise of Option.
     (a) The Option shall become exercisable at such time as shall be provided herein and shall be exercisable by written notice of such exercise, in the form prescribed by the Board, to the Secretary of the Company, at its principal office. The notice shall specify the number of Shares for which the Option is being exercised.
     (b) Shares purchased pursuant to the Option shall be paid for in full at the time of such purchase in cash or by check, bank draft or postal or express money order or by “cashless exercise,” as prescribed by the Board, or by any other method made available by the Board.
     5. Vesting. The Option shall vest and become exercisable pursuant to the following schedule:

Service for the Company	Number of Vested and Exercisable
from Date of Grant	Shares Subject to Option

Terminated prior to March 1, 2006	0

Terminated on or after March 1, 2006	226 Shares as of March 1, 2006, plus an additional 18.89 Shares per calendar month of service following March 1, 2006, with all 906 Shares becoming fully vested and exercisable as of March 1, 2009
Notwithstanding the above schedule, upon an acquisition of the Company or other Business Combination that constitutes a Change of Control, if, within thirty (30) days of the occurrence of the Change of Control, O’Kelley is not offered employment with the purchaser/surviving entity on substantially comparable employment terms and conditions (including, but not limited to, cash and equity compensation and benefits) to those O’Kelley had in connection with O’Kelley’s employment with the Company immediately prior to such Change of Control, fifty percent (50%) of the then nonvested portion of the Option shall vest and become exercisable, unless the valuation of the Company determined by such acquisition or other Business Combination, or proceeds available for distribution to the Company’s stockholders as a result thereof, exceeds $150 million, in which case, the Option shall thereupon become fully vested and exercisable.
     6. Termination of Employment.
     (a) O’Kelley shall forfeit any unvested portion of the Option upon termination of employment with the Company for any reason.

     (b) Except as provided in paragraphs (c) and (d) below, if O’Kelley’s employment with the Company is terminated other than by the Company for Cause, only that portion of the Option held by O’Kelley which was immediately exercisable at the termination of O’Kelley’s employment shall be exercisable by O’Kelley following the termination of O’Kelley’s employment. Such Option must be exercised within 30 days following such termination of employment (but in no event after expiration of the Option Period) or they shall be forfeited.
     (c) Notwithstanding anything to the contrary contained in paragraph (b) above, if O’Kelley’s employment with the Company is terminated by the Company for Cause, any portion of this Option outstanding held by O’Kelley shall expire immediately and such Option shall not -be exercisable after the termination of O’Kelley’s employment.
     (d) Notwithstanding anything to the contrary contained in paragraphs (b) and (c) above, if O’Kelley’s employment with the Company is terminated on account of O’Kelley’s death or Disability, only that portion of this Option held by O’Kelley which was immediately exercisable at the date of O’Kelley’s death or Disability, as applicable, shall be exercisable by O’Kelley, the representative of O’Kelley’s estate or O’Kelley’s beneficiaries to whom the Option has been transferred. Such portion of the Option must be exercised by the earlier of (i) 6 months from the date of O’Kelley’s death or Disability, as applicable, or (ii) the expiration of the Option Period, or they shall be forfeited.
     7. Special Rules.
     (a) Right of First Refusal. Solely during such time that the Stock is not publicly traded, neither O’Kelley (nor a beneficiary of O’Kelley including, but not limited to, O’Kelley’s estate) may sell or otherwise transfer (except for intervivos transfers to Family Members pursuant to Section 9) any Stock obtained thereby pursuant to the exercise of this Option hereunder without first (i) providing the Company with a written offer to sell the Stock to the Company on the same terms as were offered to O’Kelley (or O’Kelley’s beneficiary) by a third party (a copy of which third party offer shall be attached to O’Kelley’s or his beneficiary’s offer to sell such Stock to the Company) for a sales price equal to that stated in the third party’s purchase offer, and (ii) waiting 60 days from the date of the Company’s receipt of such offer. If the Company shall accept O’Kelley’s or his beneficiary’s offer in writing within said 60 day period, O’Kelley or his beneficiary and the Company shall promptly effect such transaction. If the Company does not provide a written acceptance of O’Kelley’s or his beneficiary’s offer within said 60 day period, the Grantee or beneficiary shall be entitled to accept such third party’s offer and effect such transaction.
     (b) Call Option. Solely during such time that the Stock is not publicly traded, upon the termination of O’Kelley’s employment with the Company, the Company shall have the right to purchase from such individual or from such individual’s estate, for a period of 30 days following the date of such termination, any Stock obtained thereby pursuant to the exercise of an Option hereunder for a purchase price equal to the exercise price paid by O’Kelley, in connection with such Option.
     8. Recapitalization Adjustments.
     (a) In the event of any change in capitalization affecting the Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization or recapitalization, or any other change affecting the Stock, the Board shall authorize and make such proportionate adjustments, if any, as the Board shall deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of Stock subject to this Option and the purchase price per share of Stock in respect of this Option.
     (b) Any provision hereof to the contrary notwithstanding, in the event the Company is a party to a merger or other reorganization, the Board shall determine the treatment of this Option, which treatment may include the assumption of this Option by the surviving company or its parent, their continuation by the Company (if the Company is the surviving company), accelerated vesting and/or accelerated expiration or settlement in cash.
     9. Restrictions on Transfer of Option. This Agreement and the Option shall not be transferable otherwise than by will or by the laws of descent and distribution other than as an intervivos gift to a Family Member, and the Option shall be exercisable, during O’Kelley’s lifetime, solely by O’Kelley, except on account of O’Kelley’s Disability.
     10. Regulation by the Board. This Agreement and the Option shall be subject to the administrative procedures and rules as the Board shall adopt. All decisions of the Board upon any question arising under this Agreement, shall be conclusive and binding upon O’Kelley and any person or persons to whom any portion of the Option has been transferred by will, by the laws of descent and distribution or by intervivos gift to a Family Member.
     11. Reservation of Shares. With respect to the Option, the Company hereby agrees to at all times reserve for issuance and/or delivery upon payment by O’Kelley of the Option price, such number of Shares as shall be required for issuance and/or delivery upon such payment pursuant to the Option.
     12. Delivery of Share Certificates. Within a reasonable time after the exercise of the Option the Company shall cause to be delivered to O’Kelley, his legal representative or his beneficiary, a certificate for the Shares purchased pursuant to the exercise of the Option.
     13. Withholding. In the event O’Kelley elects to exercise the Option (or any part thereof), if the Company shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of Shares to O’Kelley, the Company shall be entitled to deduct and withhold such amounts.
     14. Amendment. The Board may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair O’Kelley’s rights or entitlements with respect to the Option shall be effective without the prior written consent of O’Kelley.
     15. Market-Standoff Period.
     (a) In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, O’Kelley agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.
     (b) The obligations described in Section 15(a) hereof shall apply only if all officers and directors of the Company and each holder of one percent (1%) or more of the Company’s capital stock on a fully diluted basis enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.
     (c) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of O’Kelley (and the securities of every other person subject to the restrictions in Section 15(a) hereof).
     16. Effective Date of Grant. The Option shall be effective as of the date first written above.
     17. General.
     (a) The granting of this Option shall not give O’Kelley any right to similar grants in future years or any right to be retained as an employee of the Company. O’Kelley shall remain subject to discharge or removal to the same extent as if this Option were not in effect.
     (b) Neither O’Kelley nor any beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Option to any particular assets of the Company, or any shares of Stock, except as set forth herein.
     (c) Notwithstanding any other provision of this Agreement, the Company’s obligation to issue or deliver any certificate or certificates for shares of Stock under this Option, and the transferability of Stock acquired by exercise of this Option, shall be subject to all of the following conditions:
     (i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

     (ii) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and
     (iii) Each Stock certificate issued pursuant to the exercise of this Option shall bear such legends which the Company shall determine, in its absolute discretion, are necessary or advisable, or which in the opinion of counsel to the Company are required under applicable federal or state securities laws.
     (d) The Company shall issue any Stock certificates required to be issued in connection with the exercise of this Option with reasonable promptness following such exercise.
     (e) The grant of and exercise of this Option shall be subject to, and shall in all respects comply with, the applicable laws of Delaware.
     (f) Should O’Kelley’s receipt and/or exercise of this Option be subject to Section 16, it is the express intent of the Company that this Option satisfy and be interpreted in a manner to achieve the result that the applicable requirements of Rule 16b-3 shall be satisfied with respect to O’Kelley with the result that O’Kelley shall be entitled to the benefits of Rule 16b-3 or other applicable exemptive rules under Section 16. If any provision of this Option would otherwise frustrate or conflict with the intent of the Company set forth in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, the provision shall be deemed void.
     (g) It is the express intention of the Company that this Option satisfy and be interpreted in a manner to achieve the result that the grant of this Option shall constitute “performance-based compensation” for purposes of Section 162(m) of the Code. If any provision of this Option would otherwise frustrate or conflict with the intent of the Company set forth in the immediately preceding sentence, to the extent possible, such provision shall be interpreted and deemed amended so as to avoid such conflict, and to the extent of any remaining irreconcilable conflict with such intent, the provision shall, solely with respect to the restrictions contained in Section 162(m) of the Code, be deemed void.
[The remainder of this page is intentionally blank.]

     18. O’Kelley Acknowledgment. By executing this Agreement, O’Kelley hereby acknowledges that he (a) has received and read this Agreement and agrees to be bound by all of the terms of this Agreement, and (b) upon exercising any portion of the Option, if he is required to, shall enter into and be bound by all of the terms of the Company’s Shareholders’ Agreement, if any.
RIGHT MEDIA INC.
/s/ Michael Walrath
By: Michael Walrath
Title: Chief Executive Officer
/s/ Brian O’Kelley
Brian O’Kelley